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                                                                   Exhibit 10.36

                    CONFIDENTIAL RELEASE AND WAIVER AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Frank Harris ("Employee") and AER Energy Resources, Inc. (the "Company") agree as follows:

         1. No Admission of Liability. In entering into this Confidential Release and Waiver Agreement (the "Agreement"), the Company does not admit any present or past liability to Employee in connection with his employment by the Company or any other matter.

         2. Resignation. Employee hereby formally and unconditionally resigns from employment at the Company as of June 3, 2002. Employee acknowledges and agrees that he/she has no further employment relationship with the Company after such date.

         3. Amendment of Options Agreement. In exchange for Employees' promises contained herein, the Company will amend Employees' option agreement to provide that they will be exercisable until the earlier of July 1, 2006 and their expiration date, but that any exercise shall be contingent upon Employee being in compliance with his or her obligations to The Kindt-Collins Company under promissory note or notes given by him or her to The Kindt-Collins Company in exchange for loans to him or her by it.

         4. Special Severance Payment to Employee. In exchange for Employee's promises contained herein, the Company will pay Employee a Special Severance Payment of $40,265.62, less applicable state and federal withholding taxes and garnishments, in full and complete settlement and compromise of any and all claims which Employee may have against the Company arising out of his or her employment with the Company. The Special Severance Payment will be paid in installments on the Company's regular payday and shall end on the earlier to occur of (i) September 15, 2002; or (ii) the date on which Employee is reemployed. Installment payments of the Special Severance Payment will continue to be made your checks will be mailed to you at your home address on record with the Company unless you request some other arrangement in writing.

It will be the obligation of Employee to promptly notify the Company of his or her reemployment and to comply with the Company's requests from time to time for Employee to confirm his or her employment status. "Reemployment" for purposes of this Agreement shall mean employment with another employer, self-employment, consultancy, freelancing, independent contract, establishment of a sole proprietorship, partnership or corporation, or other method or arrangement by which Employee is gainfully employed for profit or remuneration on a full-time basis. Part-time employment (i.e., less than 30 hours per week) shall not constitute re-employment.

Employee acknowledges that the foregoing consideration constitutes value to which Employee was not already entitled.

         5. Confidentiality. Employee agrees that he/she will not, directly or indirectly, disclose any of the terms of this Agreement to any person other than his or her spouse, attorney or accountant, unless compelled to do so by court order or other lawful process.


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         6. Unemployment; COBRA, Termination of Benefits. Any right Employee may have to seek unemployment compensation under the laws of Georgia and any right Employee may have to continuation of health insurance coverage under COBRA are not affected by this Agreement. Your life, disability, dental, and medical insurance coverage provided by AER Energy will be terminated on June 30, 2002.
If you wish, you may continue your medical insurance coverage under the Consolidated Omnibus & Budget Reconciliation Act ("COBRA"). A letter will be provided to you outlining the details of COBRA election, mailed to your home address.

         7. Confidential Release. Employee, for himself or herself and his or her heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the Company, its subsidiaries, affiliates, successors, assigns, officers, directors, agents, representatives and employees of and from any and all manner of claims, rights, actions, causes of action, suits, executions, demands, damages, charges, debts, contracts, agreements, controversies or complaints of any kind or nature whatsoever, whether in law or in equity, which Employee has or may have as a result of any acts, events or facts occurring prior to the execution of this Agreement, and specifically including, but not limited to (a) any and all claims arising out of, related to or connected in any way with Employee's employment with the Company or any agreement or contract of employment with the Company (but not including any claim for payment pursuant to this Agreement); (b) any and all claims and actions arising under Title VII of the Civil Rights Act of 1964 (42 U.S.C.ss.ss.2000e et seq.); the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (29 U.S.C.ss.ss.621 et seq.); the Americans with Disabilities Act (42 U.S.C.ss.ss.12101 et seq.); or Georgia's Equal Employment for the Handicapped Code (O.C.G.A. ss.ss.34-6A-1 et seq.); and
(c) any and all claims of race, sex, age, disability, religion, national origin or other discrimination arising under any local, state, or federal employment discrimination law.

         8. Confidential Information. You also signed a Conditions of Employment Agreement or Non-Disclosure Agreement that (a) prevents you from disclosing any of AER Energy's trade secrets for so long as they remain trade secrets, (b) prevents you from disclosing any of AER Energy's confidential information for four years from the Termination Date, and (c) prevents you from soliciting any of AER Energy's employees to leave AER Energy for one year from the Termination Date. All of these restrictions will continue to apply to you after you leave AER Energy as set forth in the aforementioned agreement. Pursuant to that agreement, you are obligated to return all documents, data, records, notes, drawings, manuals, and other tangible information you have that pertains to AER Energy and its business. Please review your copy of this agreement to make sure you understand these restrictions. If you have any questions, you should contact Taylor Kennedy.

         9. Voluntary Execution. By executing this Agreement, Employee represents that he/she has read this Agreement and understands that this Agreement contains a waiver of his or her rights and claims that Employee might otherwise have against the Company as specified above; that he/she has been advised in writing to consult an attorney of his or her choice prior to signing this Agreement; that he/she has been given up to forty-five (45) days to consider this Agreement freely, knowingly, and voluntarily without threat, duress, coercion or promise of any future consideration.


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         10. Period of Revocation. Employee shall have seven (7) days following his or her execution of this Agreement in which to revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. In the absence of such revocation, this Agreement shall become effective and enforceable on the eighth (8th) day following Employee's execution of this agreement.

         IN WITNESS WHEREOF, this Agreement has been executed by the Company on the 5th day of March, 2002, and by Employee on the 5th day of March, 2002.

                                       EMPLOYEE:
Sworn to and subscribed
before me this 5th day
of March, 2002.
                                       /s/ FRANK HARRIS
                                       -----------------------------------
                                       Name: Frank Harris
     /s/ JANE E. PINNEY
-----------------------------
Jane E. Pinney, Notary Public

My commission expires:  5-23-04

                                       AER ENERGY RESOURCES, INC.



                                       /s/ DAVID W. DORHEIM
                                       ------------------------------------
                                       By: David W. Dorheim
                                       Title: President and CEO